UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2010 (February 7, 2010)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC

 (Exact name of Registrant as specified in charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 Broadway, 11th Floor
New York, NY 10036
(Address of principal executive offices)

Registrant's telephone number, including area code: +86 (10) 82525361

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

Election of Director

On February 7, 2010, the Board of Directors of the China Advanced Construction Materials Group, Inc. (the “Company”) appointed Jing Liu to fill an existing vacancy on the Board of Directors.  Ms. Liu has executed a Director Agreement with the Company pursuant to which she will receive, annually, a fee of $25,000 in cash and 10,000 restricted shares of the Company’s common stock, which shall vest in four equal quarterly installments.  The Board of Directors has determined that Ms. Liu is “independent” as that term is defined under the Nasdaq listing standards.

Ms. Liu has extensive experience in finance and banking.  Since 2009, Ms. Liu has served as a member of the board of directors of Southwest Securities Corporation. From 2007 to 2009, Ms. Liu served on the board of directors of Guotai Asset Management Limited.  From 2005 to 2009, Ms. Liu served in various capacities, including General Manager of the Strategic Development and Equity Capital Departments, with China Jianyin Investment Limited, a state-owned investment company in the People’s Republic of China.  From 1997 to 2005, Ms. Liu served as the Deputy Senior Manager of the Investment Banking Department at China Construction Bank.  Ms. Liu holds a B.A. in investment management and an M.A. in finance  from Dongbei University of Finance, and a Ph.D. in finance from the Chinese Academy of Social Sciences.  In addition, Ms. Liu has passed both the Charter Financial Analyst and Financial Risk Manager exams.

Ms. Liu will serve as a member of our Audit Committee, Compensation Committee and Nominating and Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Advanced Construction Materials Group, Inc.

Date: February 8, 2010	By:	/s/ Jeremy Goodwin
Name: Jeremy Goodwin
Title: President